Exhibit 99.1

ProPetro Reports Results for the First Quarter 2019
MIDLAND, TX, May 7, 2019 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced financial and operational results for the first quarter of 2019.
First Quarter 2019 Highlights

•	Total revenue for the quarter was $546.2 million, as compared to $425.4 million for the fourth quarter of 2018.

•	Net income was $69.8 million, or $0.67 per diluted share, an increase of 35% from $51.8 million, or $0.59 per diluted share, for the fourth quarter of 2018.

•	Adjusted EBITDA(1) for the quarter was $150.3 million, an increase of 34% from $112.4 million for the fourth quarter of 2018.

•	Effective utilization for the first quarter was 27.0 fleets.

•	Plans to deploy two new-build electrically powered DuraStim® fleets(2) in late 2019.
(1) Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”
(2) DuraStim® is a registered trademark of AFGlobal Corporation (“AFGlobal”)
Dale Redman, Chief Executive Officer, commented, “ProPetro’s success in the first quarter is yet another example of our differentiated, customer-centric and performance driven business model. We remain extremely proud of our best in class team and the consistent results they produce. I’m also proud to report that we’ve integrated approximately 500 employees from our Pioneer transaction and that they are already adding significant value as members of the ProPetro team. Our team continues to support some of the most effective and efficient operators in the upstream space, and we will remain closely focused on their needs as we execute plans for an exciting 2019.”
First Quarter 2019 Financial Summary
Revenue for the first quarter of 2019 was $546.2 million, an increase of 28% as compared to revenue of $425.4 million for the fourth quarter of 2018. The increase was primarily attributable to the acquisition of 510,000 Hydraulic Horsepower (“HHP”) on December 31, 2018. During the first quarter of 2019, 97.4% of total revenue was associated with pressure pumping services, compared to 97.8% in the fourth quarter.
Costs of services excluding depreciation and amortization for the first quarter of 2019 increased to $381.5 million from $300.4 million during the fourth quarter of 2018 primarily due to increased active fleet size and activity levels. As a percentage of pressure pumping segment revenues, pressure pumping costs of services decreased to 69.7% from 70.3% in the fourth quarter of 2018.
General and administrative expense was $18.5 million as compared to $15.0 million in the fourth quarter of 2018. The increase was primarily attributable to overhead in connection with the added capacity from our transaction with Pioneer Natural Resources (“Pioneer”). General and administrative expense, exclusive of stock-based compensation, deferred IPO bonus and retention expense, was $14.4 million, or 2.6% of revenue, for the first quarter of 2019.
Net income for the first quarter of 2019 totaled $69.8 million, or $0.67 per diluted share, versus $51.8 million, or $0.59 per diluted share, for the fourth quarter of 2018.
Adjusted EBITDA increased approximately 34% to $150.3 million for the first quarter of 2019 from $112.4 million in the previous quarter. Adjusted EBITDA margin for the first quarter of 2019 was 27.5%, as compared to 26.4% for the fourth quarter of 2018.

Operational Highlights and Fleet Expansion
As previously announced, ProPetro expanded its fracturing capacity by 510,000 HHP, representing 8 fleets and related pump down equipment, through its transaction with Pioneer. This transaction increased the Company’s total capacity to 1,415,000 HHP. Effective utilization of the Company’s fracturing assets during the first quarter of 2019 was 27.0 fleets. ProPetro expects effective utilization in the second quarter of 2019 to be approximately 26.0 fleets.
The Company also plans to build and deploy two electrically powered DuraStim (for further information, see “The DuraStim Difference” section later in this release) fleets by the end of 2019. Each of these fleets consists of 36,000 HHP and related power equipment. Both of these fleets will be deployed to existing customers under dedicated agreements.
During the quarter the Company also expanded its cementing operation by deploying one additional unit, bringing total current cementing capacity to 21 units. Also, as previously announced, ProPetro plans to organically expand its cementing operation by 3 additional units this year as well as organically expand its coil tubing capacity by 1 additional unit.
Liquidity and Capital Spending
As of March 31, 2019, total cash was $79.5 million and total debt was $160.0 million. Total liquidity at the end of the first quarter of 2019 was $156.1 million, including cash and $76.6 million of available capacity under the Company’s $300 million revolving credit facility.
Capital expenditures incurred during the first quarter of 2019 were $86.1 million. This reflects spending on ProPetro’s growth initiatives as well as maintenance capital.
Outlook
Mr. Redman concluded, “We remain confident in our ability to produce consistent results driven by our high performing workforce and close partnerships with a blue-chip customer base. The Permian Basin is the premier resource play in North America, and we expect it will remain so for decades to come. We believe we are uniquely positioned for outperformance through 2019 and beyond.”
The DuraStim Difference
Designed by AFGlobal Corporation’s (“AFGlobal”) Pressure Pumping Technologies group, the DuraStim frac pump, at 6,000 HHP, offers the equivalent of three times the effective horsepower of a conventional frac unit, while operating at approximately 10% of the cyclic rate. Upon deployment, we expect the DuraStim pump will offer many advantages, including a substantial reduction in fleet footprint and manpower, while dramatically extending equipment life and reducing maintenance costs. This novel system, when coupled with an electric drive, is also expected to deliver a significant reduction in fuel consumption and emissions.
Curtis Samford, AFGlobal CEO, commented, “The AFGlobal team is excited to take the next step in the commercialization of our DuraStim pump with ProPetro. ProPetro and AFGlobal have a long history of collaboration that will prove to be very helpful as we deploy the first full DuraStim fleets.”
Dale Redman commented, “Due to the success of DuraStim’s initial field trial alongside one of our conventional fleets in late 2018, we are proud to continue our strong relationship with AFGlobal by assisting them in the commercialization of the first 2 full fleets of DuraStim pumps.”
Conference Call Information
The Company will host a conference call at 8:00 AM Central Time on Wednesday, May 8, 2019 to discuss financial and operating results for the first quarter of 2019 and recent developments. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com.  The slide deck will be published on the website the morning of the call. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 1012994.
About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.
About AFGlobal
AFGlobal is an oil and gas OEM specializing in technology, products, and services. Our fully-integrated manufacturing capabilities serve clients around the world. We align well-established precision engineering with industry-leading innovation. AFGlobal provides strategic technologies to the upstream market for onshore, offshore and connectors and precision manufacturing requirements. For more information visit www.afglobalcorp.com.
Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com

Non-GAAP Financial Measures

Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.